                                                                     EXHIBIT 11

                                 LITHIA MOTORS
                      CALCULATIONS OF NET INCOME PER SHARE

                                    Three Months Ended March 31,
                                    -------------------------------------------------
                                    1997                      1996
                                    -----------------------   -----------------------
                                    Primary   Fully Diluted   Primary   Fully Diluted
Weighted Average Shares
Outstanding for the Period
    Class A                          2,797,090    2,797,090      390,000      390,000
    Class B                          4,110,000    4,110,000    4,110,000    4,110,000

Dilutive Common Stock
Options Using the Treasury
Stock Method                           314,224      315,914            -         -

Shares Added Pursuant
to SAB 83                                    -            -      383,016      383,016
                                    -----------------------   -----------------------
Total Shares Used for Per
Share Calculations                   7,221,314    7,223,004    4,883,016    4,883,016

Net Income                          $1,144,000   $1,144,000     $780,000     $780,000
                                    -----------------------   -----------------------
Net Income Per Share                     $0.16        $0.16        $0.16       $0.16
                                    -----------------------   -----------------------
                                    -----------------------   -----------------------